Exhibit 10.2

SECURITY AGREEMENT

by

GUERRILLA RF, INC.

and

GUERRILLA RF OPERATING CORPORATION

as Grantors

and

THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO

in favor of

SALEM INVESTMENT PARTNERS V, LIMITED PARTNERSHIP

as Collateral Agent

August 11, 2022

Table of Contents

Page

ARTICLE 1 DEFINED TERMS         1

SECTION 1.1         Terms Defined in the Uniform Commercial Code.         1

SECTION 1.2         Definitions         1

SECTION 1.3         Other Definitional Provisions         4

ARTICLE 2 SECURITY INTEREST         5

SECTION 2.1         Grant of Security Interest         5

SECTION 2.2         Partnership/LLC Interests.         6

SECTION 2.3         Grantors Remain Liable         7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES         7

SECTION 3.1         Existence         7

SECTION 3.2         Authorization of Agreement; No Conflict         7

SECTION 3.3         Consents         7

SECTION 3.4         Perfected Liens         8

SECTION 3.5         Title; No Other Liens         8

SECTION 3.6         State of Organization; Location of Inventory, Equipment and Fixtures; Other Information.         8

SECTION 3.7         Accounts         9

SECTION 3.8         Other Collateral         9

SECTION 3.9         Deposit Accounts         9

SECTION 3.10         Intellectual Property.         9

SECTION 3.11         Inventory         9

SECTION 3.12         Investment Property; Partnership/LLC Interests.         9

ARTICLE 4 COVENANTS         10

SECTION 4.1         Maintenance of Perfected Security Interest; Further Information.         10

SECTION 4.2         Maintenance of Insurance.         11

SECTION 4.3         Changes in Locations; Changes in Name or Structure         11

SECTION 4.4         Required Notifications         11

SECTION 4.5         Delivery Covenants         11

SECTION 4.6         Control Covenants.         11

SECTION 4.7         Filing Covenants         12

SECTION 4.8         Accounts.         12

SECTION 4.9         Intellectual Property.         13

SECTION 4.10         Investment Property; Partnership/LLC Interests.         14

SECTION 4.11         Equipment         14

SECTION 4.12         Further Assurances         14

ARTICLE 5 REMEDIAL PROVISIONS         15

SECTION 5.1         General Remedies         15

SECTION 5.2         Specific Remedies.         15

SECTION 5.3         Application of Proceeds         18

SECTION 5.4         Waiver, Deficiency         18

ARTICLE 6 THE COLLATERAL AGENT         18

SECTION 6.1         Collateral Agent’s Appointment as Attorney-In-Fact.         18

SECTION 6.2         Duty of Collateral Agent With Respect to the Collateral         20

SECTION 6.3         Authority of the Collateral Agent         20

ARTICLE 7 MISCELLANEOUS         21

SECTION 7.1         Amendments in Writing         21

SECTION 7.2         Notices         21

SECTION 7.3         No Waiver by Course of Conduct; Cumulative Remedies         21

SECTION 7.4         Enforcement Expenses; Indemnification         21

SECTION 7.5         Set-Off         22

SECTION 7.6         Successors and Assigns         22

SECTION 7.7         Signatures; Counterparts         22

SECTION 7.8         Severability         22

SECTION 7.9         Section Heading         22

SECTION 7.10         Integration         22

SECTION 7.11         GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; VENUE.         22

SECTION 7.12         Acknowledgements.         23

SECTION 7.13         Additional Grantors         23

SECTION 7.14         Releases.         23

SCHEDULES:

Schedule 3.6         Organizational Information (Exact Legal Name; Jurisdiction of Organization; Taxpayer Identification Number; Registered Organization Number; Mailing Address; Chief Executive Office and Other Locations)

Schedule 3.8         Other Collateral

Schedule 3.9          Deposit Accounts

Schedule 3.10         Intellectual Property

Schedule 3.11         Restrictions on Inventory

Schedule 3.12         Investment Property and Partnership/LLC Interests

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is entered into as of August 11, 2022 by and among GUERRILLA RF, INC., a Delaware corporation (the “Parent”), GUERRILLA RF OPERATING CORPORATION, a Delaware corporation (“OpCo”, and together with Parent, the “Grantors” and each, individually, a “Grantor”) and SALEM INVESTMENT PARTNERS V, LIMITED PARTNERSHIP, a North Carolina limited partnership, as collateral agent under (and as described in) the Loan Agreement (as defined below) (“Collateral Agent”).

STATEMENT OF PURPOSE

WHEREAS, the Lenders (as defined in the Loan Agreement) have agreed to make certain Loans to the Borrowers (as defined in the Loan Agreement) upon the terms and subject to the conditions set forth in that certain Loan Agreement by and among Collateral Agent, the Lenders from time to time party thereto and the Borrowers, dated as of the date hereof (the “Loan Agreement”); and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make certain Loans under the Loan Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Lenders and the Collateral Agent;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Collateral Agent and the Lenders to enter into the Loan Agreement, the Grantors hereby agree with the Collateral Agent, for the ratable benefit of the Lenders and the Collateral Agent, as follows:

ARTICLE 1
    DEFINED TERMS

SECTION 1.1    Terms Defined in the Uniform Commercial Code.

(a)    The following terms when used in this Agreement shall have the meanings assigned to them in the UCC (as defined below) as in effect from time to time: “Account”, “Account Debtor”, “Authenticate”, “Certificated Security”, “Chattel Paper”; “Commercial Tort Claim”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Company Security”, “Investment Property”, “Letter of Credit Rights”, “Proceeds”, “Record”, “Registered Organization”, “Security”, “Securities Entitlement”, “Securities Intermediary”, “Securities Account”, “Supporting Obligation”, “Tangible Chattel Paper” and “Uncertificated Security”.

(b)    Terms defined in the UCC and not otherwise defined herein or in the Loan Agreement shall have the meaning assigned in the UCC as in effect from time to time.

SECTION 1.2    Definitions

. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Additional Grantor” means each Subsidiary of any Borrower which hereafter becomes a Grantor pursuant to Section 7.13 (as required by Section 6.13 of the Loan Agreement).

“Agreement” has the meaning set forth in the Preamble hereof.

“Collateral” has the meaning assigned thereto in Section 2.1.

“Collateral Account” means one or more separate collateral accounts held in the name of and subject to the exclusive dominion and control of the Collateral Agent for the benefit of the Collateral Agent and the Lenders as security for, and for application by the Collateral Agent to the payment of the unpaid balance of the Obligations.

“Collateral Agent” has the meaning set forth in the Preamble hereof.

“Control” means the manner in which “control” is achieved under the UCC with respect to any Collateral for which the UCC specifies a method of achieving “control”.

“Controlled Depository” has the meaning assigned thereto in Section 4.6.

“Controlled Intermediary” has the meaning assigned thereto in Section 4.6.

“Copyrights” means collectively, all of the following of any Grantor: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations and copyright applications anywhere in the world, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee, including, without limitation, those listed on Schedule 3.10 hereto, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Effective Endorsement and Assignment” means, with respect to any specific type of Collateral, all such endorsements, assignments and other instruments of transfer reasonably requested by the Collateral Agent to perfect or evidence the perfection of the Security Interest granted in such Collateral, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Excess Collateral” has the meaning assigned thereto in Section 4.6.

“Excluded Collateral” has the meaning assigned thereto in Section 2.1.

“Excluded Deposit Account” means a Deposit Account established solely for the purpose of funding payroll and other compensation and benefits to employees.

“Government Contract” means a contract between any Grantor and an agency, department or instrumentality of the United States or any state, municipal or local Governmental Authority located in the United States or all obligations of any such Governmental Authority arising under any Account now or hereafter owing by any such Governmental Authority, as account debtor, to any Grantor.

“Grantors” has the meaning set forth in the Preamble hereof.

“Intellectual Property” means collectively, all of the following of any Grantor: (a) all systems software, applications software and internet rights, including, without limitation, source code, screen displays and formats, internet domain names, web sites (including web links), program structures, sequence and organization, all documentation for such software, including, without limitation, user manuals, flowcharts, programmer’s notes, functional specifications, and operations manuals, all formulas, processes, ideas and know-how embodied in any of the foregoing, and all program materials, flowcharts, notes and outlines created in connection with any of the foregoing, whether or not patentable or copyrightable, (b) concepts, discoveries, improvements and ideas, (c) any useful information relating to the items described in clause (a) or (b), including know-how, technology, engineering drawings, reports, design information, trade secrets, practices, laboratory notebooks, specifications, test procedures, maintenance manuals, research, development, manufacturing, marketing, merchandising, selling, purchasing and accounting, (d) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses, and (e) other licenses to use any of the items described in the foregoing clauses (a), (b), (c) and (d) or any other similar items of such Grantor necessary for the conduct of its business.

“Issuer” means any issuer of any Investment Property or Partnership/LLC Interests owned by any Grantor (including, without limitation, any “issuer” as defined in the UCC).

“Key Man Life Insurance” means the key man life insurance policy to be obtained in the amount of $2,000,000 on Ryan Pratt for which the Lenders will hold a first priority collateral assignment to the proceeds of.

“Loan Agreement” has the meaning set forth in the Preamble hereof.

“Parent” has the meaning set forth in the Preamble hereof.

“Partnership/LLC Agreement” has the meaning assigned thereto in Section 2.2.

“Partnership/LLC Interests” means, with respect to any Grantor, the entire partnership interest, membership interest or limited liability company interest, as applicable, of such Grantor in each partnership, limited partnership or limited liability company owned thereby, including, without limitation, such Grantor’s capital account, its interest as a partner or member, as applicable, in the net cash flow, net profit and net loss, and items of income, gain, loss, deduction and credit of any such partnership, limited partnership or limited liability company, as applicable, such Grantor’s interest in all distributions made or to be made by any such partnership, limited partnership or limited liability company, as applicable, to such Grantor and all of the other economic rights, titles and interests of such Grantor as a partner or member, as applicable, of any such partnership, limited partnership or limited liability company, as applicable, whether set forth in the partnership agreement or membership agreement, as applicable, of such partnership, limited partnership or limited liability company, as applicable, by separate agreement or otherwise.

“Patents” means collectively, all of the following of any Grantor: (a) all patents, rights and interests in patents, patentable inventions and patent applications anywhere in the world, including, without limitation, those listed on Schedule 3.10 hereto, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.

“Patent License” means all agreements now or hereafter in existence, whether written, implied or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to on Schedule 3.10 hereto.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Securities Act” has the meaning assigned thereto in Section 5.2.

“Security Interests” means the security interests granted pursuant to Article 2, as well as all other security interests created or assigned as additional security for the Obligations in accordance with the provisions of the Loan Agreement.

“Trademarks” means collectively, all of the following of any Grantor: (a) all trademarks, rights and interests in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, whether registered or unregistered, all registrations and recordings thereof, and all applications in connection therewith (other than Excluded Collateral) anywhere in the world, (b) all reissues, extensions, continuations (in whole or in part) and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements of any of the foregoing, (d) the right to sue for past, present and future infringements of any of the foregoing and (e) all rights corresponding to any of the foregoing (including the goodwill) throughout the world.

“Trademark License” means any agreement now or hereafter in existence, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to on Schedule 3.10 hereto.

“UCC” means the Uniform Commercial Code as in effect in the State of North Carolina from time to time; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than North Carolina, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title under the laws of any state having a fair market value in excess of $50,000 individually or $200,000 in the aggregate, all tires and all other appurtenances to any of the foregoing.

SECTION 1.3    Other Definitional Provisions

. Terms defined in the Loan Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Loan Agreement. With reference to this Agreement, unless otherwise specified herein: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document, as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) unless otherwise indicated, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, (l) Article and Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement and (m) where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE 2
    SECURITY INTEREST

SECTION 2.1    Grant of Security Interest

. Each Grantor hereby grants, pledges and collaterally assigns to the Collateral Agent, for the ratable benefit of the Collateral Agent and the Lenders, a security interest in all of such Grantor’s right, title and interest in the following property, now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, and wherever located or deemed located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a)    all Accounts;

(b)    all cash and currency;

(c)    all Chattel Paper;

(d)    all Commercial Tort Claims identified on Schedule 3.8;

(e)    all Deposit Accounts, including any Collateral Account;

(f)    all Documents;

(g)    all Equipment;

(h)    all Fixtures;

(i)    all General Intangibles;

(j)    all Goods;

(k)    all Instruments;

(l)    all Intellectual Property;

(m)    all Inventory;

(n)    all Investment Property;

(o)    all Key Man Life Insurance proceeds;

(p)    all Letter of Credit Rights;

(q)    all Vehicles;

(r)    all other personal property not otherwise described above;

(s)    all books and records pertaining to the Collateral; and

(t)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and Supporting Obligations given by any Person with respect to any of the foregoing;

provided, that the following property (collectively, the “Excluded Collateral”) shall not constitute Collateral, and the Security Interests granted herein shall not extend to: (i) any rights under any lease, contract or agreement (including, without limitation, any license of Intellectual Property) to the extent that (and only for so long as) the granting of a security interest therein is specifically prohibited in writing by, or would constitute an event of default under or would grant a party a termination right under, any agreement governing such right unless such prohibition is not enforceable or is otherwise ineffective under any applicable Laws (including, without limitation, Sections 9‑406, 9‑407, 9‑408 or 9‑409 of the UCC), (ii) any rights under any license or permit to the extent that (and only for so long as) the granting of a security interest therein is specifically prohibited by any applicable Laws, (iii) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed) and (iii) any property that is subject to a purchase money Lien or a Capital Lease permitted under the Loan Agreement if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Credit Party which has not been obtained as a condition to the creation of any other Lien on such property (iv) any Excluded Deposit Accounts. Notwithstanding any of the foregoing, such proviso shall not affect, limit, restrict or impair the grant by any Grantor of a Security Interest in (x) any Account or any money or other amounts due and payable to such Grantor or to become due and payable to such Grantor under any such lease, contract or agreement constituting Excluded Collateral or (y) any other Proceeds of Excluded Collateral, unless such Proceeds are themselves of a type described in clauses (i) through (iv) above.

SECTION 2.2    Partnership/LLC Interests.

(a)    Each limited liability agreement, operating agreement, membership agreement, partnership agreement or similar agreement relating to any Partnership/LLC Interests in any Subsidiary (as amended, restated, supplemented or otherwise modified from time to time, a “Partnership/LLC Agreement”) shall not restrict the ability of each member, manager or partner that is a Grantor to pledge all such Partnership/LLC Interests in which such Grantor has rights to and grant and collaterally assign to the Collateral Agent a lien and security interest in such Partnership/LLC Interests in which such Grantor has rights without any further consent, approval or action by any other party, including, without limitation, any other party to such Partnership/LLC Agreement.

(b)    Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent or its respective designees shall have the right (but not the obligation) to be substituted for the applicable Grantor as a member, manager or partner under the applicable Partnership/LLC Agreement and the Collateral Agent shall have all rights, powers and benefits of such Grantor as a member, manager or partner, as applicable, under such Partnership/LLC Agreement. For the avoidance of doubt, such rights, powers and benefits of a substituted member shall include all voting and other rights of such Grantor and not merely the rights of an economic interest holder. So long as this Agreement remains in effect, no further consent, approval or action by any other party including, without limitation, any other party to the Partnership/LLC Agreement shall be necessary to permit the Collateral Agent to be substituted as a member, manager or partner pursuant to this paragraph. The rights, powers and benefits granted pursuant to this paragraph shall inure to the benefit of the Collateral Agent and its respective successors, assigns and designated agents, as intended third party beneficiaries.

SECTION 2.3    Grantors Remain Liable

. Anything herein to the contrary notwithstanding: (a) each Grantor shall remain liable to perform all of its duties and obligations under the contracts and agreements included in the Collateral to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, (c) the Collateral Agent shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, and (d) the Collateral Agent shall not have any liability in contract or tort for any Grantor’s acts or omissions.

ARTICLE 3
    REPRESENTATIONS AND WARRANTIES

Each Grantor hereby jointly and severally represents and warrants to the Collateral Agent that:

SECTION 3.1    Existence

. Each Grantor is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to conduct the business in which it is currently, or is currently proposed to be, engaged and is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.2    Authorization of Agreement; No Conflict

. Each Grantor has the corporate, partnership or limited liability company power and authority to execute, deliver, and perform its obligations under this Agreement and has taken all necessary corporate, partnership, limited liability company and other action to authorize such execution, delivery, and performance. This Agreement has been duly executed and delivered by the duly authorized officers of each Grantor and this Agreement constitutes the legal, valid and binding obligation of the Grantors enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar state or federal debtor relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and by general principles of equity. The execution, delivery and performance by each Grantor of this Agreement will not, by the passage of time, the giving of notice or otherwise, violate: (i) any material provision of such Grantor’s Organizational Documents; (ii) any material Contractual Obligation; or (iii) any Laws applicable to such Grantor and will not result in the creation or imposition of any Lien except for Permitted Liens (or any obligation to create a Lien), other than the Security Interests, upon or with respect to any property, asset or business of such Grantor.

SECTION 3.3    Consents

. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by or enforcement against, any Grantor or any Issuer of this Agreement, except (a) as may be required by laws affecting the offering and sale of securities generally, (b) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, (c) filings under the UCC and/or other applicable law, and (d) as may be required with respect to Collateral represented by a certificate of title.

SECTION 3.4    Perfected Liens

. Each financing statement naming any Grantor as a debtor, assuming it is in the form shown to, and approved by, Grantor and its counsel, is in appropriate form for filing in the appropriate filing offices of the states specified on Schedule 3.6. The Security Interests granted pursuant to this Agreement, (a) constitute valid security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of itself and the Lenders, as collateral security for the Obligations, and (b): (1) when UCC financing statements containing an adequate description of the Collateral shall have been filed in the offices specified in Schedule 3.6, such Security Interests will constitute perfected security interests in all right, title and interest of such Grantor in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other Liens and rights of others therein except for Permitted Liens; (2) when any security agreement with respect to registered Patents, Trademarks and/or Copyrights has been filed with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, such Security Interests will constitute perfected security interests in all right, title and interest of such Grantor in the Intellectual Property therein described, prior to all other Liens and rights of others therein except for Permitted Liens; and (3) when any control agreement has been executed and delivered to the Collateral Agent, such Security Interests will constitute perfected security interests in all right, title and interest of the Grantors in the Deposit Accounts (other than Excluded Deposit Accounts) and Securities Accounts, as applicable, subject to such control agreement, prior to all other Liens and rights of others therein and subject to no adverse claims except for Permitted Liens.

SECTION 3.5    Title; No Other Liens

. Except for the Security Interests, each Grantor owns each item of the Collateral free and clear of any and all Liens or claims other than Permitted Liens. No financing statement under the UCC of any state which names a Grantor as debtor or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of itself and the Lenders, pursuant to this Agreement or in connection with Permitted Liens. No Collateral is in the possession or Control of any Person (other than one or more of the Grantors or the Senior Lender) asserting any claim thereto or security interest therein, except that (a) the Collateral Agent or its designee may have possession or Control of Collateral as contemplated hereby, (b) a depositary bank may have Control of a Deposit Account owned by a Grantor at such depositary bank and a Securities Intermediary may have Control over a Securities Account owned by a Grantor at such Securities Intermediary, unless such Deposit Account or Securities Account is required to be subject to the terms of a Deposit Account control agreement or a Securities Account control agreement, as applicable, in favor of the Collateral Agent pursuant to Section 4.6(a), and (c) a landlord, bailee, warehouseman, consignee or other Person may have possession of the Collateral as contemplated by, and so long as the Grantor has complied with, the applicable provisions of Section 4.6(c).

SECTION 3.6    State of Organization; Location of Inventory, Equipment and Fixtures; Other Information.

(a)    The exact legal name of each Grantor is set forth on Schedule 3.6.

(b)    Each Grantor is a Registered Organization organized under the laws of the state identified on Schedule 3.6 under such Grantor’s name. The taxpayer identification number and Registered Organization number of each Grantor is set forth on Schedule 3.6 under such Grantor’s name.

(c)    All Collateral consisting of Inventory, Equipment and Fixtures (whether now owned or hereafter acquired) is located at the locations specified on Schedule 3.6.

(d)    The mailing address, chief place of business, chief executive office and office where each Grantor keeps its books and records relating to the Accounts, Documents, General Intangibles, Instruments and Investment Property in which it has any interest is located at the locations specified on Schedule 3.6 under such Grantor’s name. No Grantor has any other places of business except those separately set forth on Schedule 3.6 under such Grantor’s name. No Grantor does business nor has any Grantor done business during the past five years under any trade name or fictitious business name except as disclosed on Schedule 3.6 under such Grantor’s name.

SECTION 3.7    Accounts

. Each existing Account constitutes, and each hereafter arising Account will constitute, the legally valid and binding obligation of the applicable Account Debtor. The amount represented by each Grantor to the Collateral Agent as owing by each Account Debtor is the correct amount actually and unconditionally owing, except for cash discounts and allowances where applicable, in such Grantor’s ordinary course of business. No Account Debtor has any defense, set-off, claim or counterclaim against any Grantor that can be asserted against the Collateral Agent, whether in any proceeding to enforce Collateral Agent’s rights in the Collateral or otherwise except defenses, setoffs, claims or counterclaims that are not, in the aggregate, material to the value of the Accounts. None of the Accounts is, nor will any hereafter arising Account be, evidenced by a promissory note or other Instrument (other than a check) that has not been pledged to the Collateral Agent in accordance with the terms hereof.

SECTION 3.8    Other Collateral

. Other than as set forth on Schedule 3.8, no Grantor holds (a) any Chattel Paper in the ordinary course of its business, (b) any Commercial Tort Claims or (c) any Instruments or is named a payee of any promissory note or other evidence of indebtedness.

SECTION 3.9    Deposit Accounts

. All Deposit Accounts (including, without limitation, cash management accounts that are Deposit Accounts), Securities Accounts and lockboxes including the: (a) owner of the account, (b) name and address of financial institution or securities broker with whom such accounts are maintained, (c) account numbers and (d) purpose or use of such account owned by each Grantor are listed on Schedule 3.9.

SECTION 3.10    Intellectual Property.

(a)         All Copyright registrations, Copyright applications, issued Patents, Patent applications, Trademark registrations and Trademark applications owned by each Grantor in its own name are listed on Schedule 3.10.

(b)         Except as set forth in Schedule 3.10, none of the Intellectual Property owned by any Grantor is the subject of any written licensing or franchise agreement pursuant to which any Grantor is the licensor or franchisor.

SECTION 3.11    Inventory

. Collateral consisting of Inventory is of good and merchantable quality, free from any material defects. To the knowledge of each Grantor, except as set forth on Schedule 3.11, none of such Inventory is subject to any licensing, Patent, Trademark, trade name or Copyright with any Person that restricts any Grantor’s ability to manufacture and/or sell such Inventory.

SECTION 3.12    Investment Property; Partnership/LLC Interests.

(a)    Each Grantor shall mark its books and records (and shall cause the Issuer of the Partnership/LLC Interests of such Grantor to mark its books and records) to reflect the Security Interests in the Investment Property and the Partnership/LLC Interests granted pursuant to this Agreement.

(b)    As of the date hereof, all Investment Property (including, without limitation, Securities Accounts and cash management accounts that are Investment Property) and all Partnership/LLC Interests owned by any Grantor are listed on Schedule 3.12.

(c)    All Investment Property and all Partnership/LLC Interests issued by any Issuer to any Grantor (i) have been duly authorized and validly issued and, if applicable, are fully paid and nonassessable and, with respect to any Investment Property or Partnership/LLC Interests issued by any Issuer that is a Subsidiary of a Grantor, are not subject to the pre-emptive rights of any Person, and (ii) are beneficially owned as of record by such Grantor.

(d)    Except as set forth on Schedule 3.12, none of the Partnership/LLC Interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a Securities Account not subject to a control agreement in favor of the Collateral Agent or (v) constitutes a Security unless deposited in a Securities Account subject to a control agreement in favor of the Collateral Agent.

(e)    None of the Partnership/LLC Interests are represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interest shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction and (ii) such certificate shall be delivered to the Collateral Agent.

(f)    There are no restrictions in any organizational document governing the Issuer that is a Subsidiary of a Grantor of any Investment Property or Partnership/LLC Interests issued to such Grantor or any other document related thereto which would limit or restrict (i) the grant of the Security Interest on such Investment Property or Partnership/LLC Interests, (ii) the perfection of Security Interest or (iii) the exercise of remedies in respect of such Security Interest in the Investment Property or Partnership/LLC Interests as contemplated by this Agreement.

ARTICLE 4
    COVENANTS

Until the Obligations shall have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the Loan Agreement shall have terminated in accordance with its terms, unless consent has been obtained in the manner provided for in Section 7.1, each Grantor covenants and agrees that:

SECTION 4.1    Maintenance of Perfected Security Interest; Further Information.

(a)    Each Grantor shall maintain the Security Interest created by this Agreement as a first priority perfected Security Interest (subject only to Permitted Liens) and shall defend such Security Interest against the claims and demands of all Persons whomsoever (other than Permitted Liens).

(b)    Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

SECTION 4.2    Maintenance of Insurance.

The Grantors will maintain insurance on their respective Property in accordance with Section 6.7 of the Loan Agreement. The Grantors will maintain Key Man Life Insurance in accordance with Section 6.7(d) of the Loan Agreement.

SECTION 4.3    Changes in Locations; Changes in Name or Structure

. No Grantor will, except upon thirty (30) days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of (a) all additional financing statements and other instruments and documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the Security Interests and (b) if applicable, a written supplement to the Schedules to this Agreement:

(i)    permit any Deposit Account (other than Excluded Deposit Accounts) to be held by or at a depositary bank other than the depositary bank that held such Deposit Account as of the date hereof as set forth on Schedule 3.9;

(ii)    permit any Investment Property to be held by a Securities Intermediary other than the Securities Intermediary that held such Investment Property as of the date hereof as set forth on Schedule 3.12;

(iii)    change its jurisdiction of organization or the location of its chief executive office from that identified on Schedule 3.6; or

(iv)    change its name, identity or corporate or organizational structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become materially misleading.

SECTION 4.4    Required Notifications

. Each Grantor shall promptly notify the Collateral Agent, in writing, of: (a) any Lien (other than the Security Interests or Permitted Liens) on any of the Collateral which would materially adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder, (b) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the Security Interests, (c) any Collateral which, to the knowledge of such Grantor, constitutes a Government Contract, and (d) the acquisition or ownership by such Grantor of any (i) Commercial Tort Claim with a value in excess of $25,000, (ii) Deposit Account (other than Excluded Deposit Accounts), or (iii) Investment Property after the date hereof. Any such notification pursuant to clause (d) above shall include a written supplement to the Schedules to this Agreement reflecting such acquisition or ownership.

SECTION 4.5    Delivery Covenants

. Each Grantor will deliver and pledge to the Collateral Agent within ten (10) Business Days of receipt thereof all (a) Certificated Securities and Partnership/LLC Interests evidenced by a certificate and (b) negotiable Documents, Instruments and Tangible Chattel Paper evidencing an obligation of $25,000 or more owned or held by such Grantor, in each case, together with an Effective Endorsement and Assignment and all Supporting Obligations, as applicable, unless such delivery and pledge has been waived in writing by the Collateral Agent.

SECTION 4.6    Control Covenants.

(a)    At the request of the Collateral Agent, each Grantor shall request (and otherwise use its commercially reasonable efforts to cause) (i) each depositary bank holding a Deposit Account (other than Excluded Deposit Accounts) owned by such Grantor and (ii) each Securities Intermediary holding any Investment Property owned by such Grantor, to execute and deliver a control agreement, sufficient to provide the Collateral Agent with Control of such Deposit Account or Investment Property and otherwise in form and substance reasonably satisfactory to the Collateral Agent (any such depositary bank executing and delivering any such control agreement, a “Controlled Depositary”, and any such Securities Intermediary executing and delivering any such control agreement, a “Controlled Intermediary”). In the event any such depositary bank or Securities Intermediary refuses to execute and deliver such control agreement, the Collateral Agent, in its sole discretion, may require the applicable Deposit Account and Investment Property to be transferred to a Controlled Depositary or Controlled Intermediary, as applicable.

(b)    Upon the request of the Collateral Agent, each Grantor will take such commercially reasonable actions and deliver all such agreements as are reasonably requested by the Collateral Agent to provide the Collateral Agent with Control of all Letter of Credit Rights and Electronic Chattel Paper with a fair market value in excess of $25,000 owned or held by such Grantor, including, without limitation, with respect to any such Electronic Chattel Paper, by having the Collateral Agent identified as the assignee of the Record(s) pertaining to the single authoritative copy thereof.

(c)    Upon the request of the Collateral Agent, if any Collateral (other than Collateral specifically subject to the provisions of Section 4.6(a) or Section 4.6(b)) exceeding in value $25,000 in the aggregate (such Collateral exceeding such amount, the “Excess Collateral”) is at any time in the possession or control of any landlord, consignee, warehouseman, bailee (other than a carrier transporting Inventory to a purchaser in the ordinary course of business or third party repairing or restoring such Collateral), processor, or any other third party, the applicable Grantor shall notify in writing such Person of the Security Interests created hereby, shall use its commercially reasonable efforts to obtain such Person’s agreement in writing to hold all such Collateral for the Collateral Agent’s account subject to the Collateral Agent’s instructions, and shall use commercially reasonable efforts to cause such Person to issue and deliver to the Collateral Agent warehouse receipts, bills of lading or any similar documents relating to such Collateral together with an Effective Endorsement and Assignment.

SECTION 4.7    Filing Covenants

. Pursuant to Section 9-509 of the UCC and any other applicable Laws, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines is appropriate to perfect the Security Interests of the Collateral Agent under this Agreement. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted herein, including, without limitation, describing such property as “all assets” or “all personal property.” Further, a photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Each Grantor hereby authorizes, ratifies and confirms any financing statements and other filing or recording documents or instruments filed by Collateral Agent prior to the date of this Agreement.

SECTION 4.8    Accounts.

(a)    Other than in the ordinary course of business, without the consent of the Collateral Agent, no Grantor will (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Account Debtor, (iv) allow any credit or discount whatsoever on any Account or (v) amend, supplement or modify any Account in any manner that could reasonably be likely to materially adversely affect the value thereof.

(b)    Each Grantor will deliver to the Collateral Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of any material Account.

SECTION 4.9    Intellectual Property.

(a)    Except as could not reasonably be expected to have a Material Adverse Effect, each Grantor (either itself or through licensees) (i) will continue to use each registered Trademark (owned by such Grantor) and Trademark for which an application (owned by such Grantor) is pending, to the extent reasonably necessary to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) will maintain products and services offered under such Trademark at a level substantially consistent with the quality of such products and services as of the date hereof, (iii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark could reasonably be expected to become invalidated or impaired in any way, (iv) will not do any act, or knowingly omit to do any act, whereby any issued Patent owned by such Grantor would reasonably be expected to become forfeited, abandoned or dedicated to the public, (v) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any registered Copyright owned by such Grantor or Copyright for which an application is pending (owned by such Grantor) could reasonably be expected to become invalidated or otherwise impaired and (vi) will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(b)    Each Grantor will notify the Collateral Agent promptly if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same.

(c)    Whenever a Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent concurrently with the delivery of the next Compliance Certificate required to be delivered pursuant to Section 6.2 of the Loan Agreement. Upon the request of the Collateral Agent, each Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Lenders’ security interest in any material Copyright, Patent or Trademark and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby.

(d)    Each Grantor will take all reasonably necessary steps, at such Grantor’s sole cost and expense, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any material Intellectual Property owned by it, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(e)    In the event that any material Intellectual Property owned by any Grantor is infringed or misappropriated by a third party, the applicable Grantor shall (i) at such Grantor’s sole cost and expense, take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns of such infringement or misappropriation.

(f)    Notwithstanding anything to the contrary contained in this Section 4.9, nothing herein contained shall prohibit any Grantor from causing or permitting expiration, abandonment or invalidation of any Intellectual Property or failing to renew, abandoning or permitting to expire any applications or registrations for any Intellectual Property if, in such Grantor’s reasonable good faith judgment, such Intellectual Property, applications or registrations (as applicable) are no longer used or useful in the conduct of such Grantor’s business.

SECTION 4.10    Investment Property; Partnership/LLC Interests.

(a)    Without the prior written consent of the Collateral Agent, no Grantor will (i) vote to enable, or take any other action to permit, any applicable Issuer that is a Subsidiary of a Grantor to issue any Investment Property or Partnership/LLC Interests, except for such additional Investment Property or Partnership/LLC Interests that will be subject to the Security Interest granted herein in favor of the Collateral Agent, or (ii) except as otherwise permitted under the Loan Agreement, enter into any Agreement or undertaking restricting the right or ability of such Grantor, the Collateral Agent or any Lender to sell, assign or transfer any such Investment Property or Partnership/LLC Interests or Proceeds thereof. The Grantors will defend the right, title and interest of the Collateral Agent in and to any such Investment Property and Partnership/LLC Interests against the claims and demands of all Persons whomsoever.

(b)    If any Grantor shall become entitled to receive or shall receive (i) any Certificated Securities (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the ownership interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Investment Property, or otherwise in respect thereof, or (ii) any sums paid upon or in respect of any Investment Property upon the liquidation or dissolution of any Issuer, then during the continuance of an Event of Default, such Grantor shall accept the same as the agent of the Collateral Agent and the Lenders, hold the same in trust for the Collateral Agent and the Lenders and promptly deliver the same to the Collateral Agent in accordance with the terms hereof.

(c)    Without executing and delivering, or causing to be executed and delivered, to the Collateral Agent such agreements, documents and instruments as the Collateral Agent may reasonably require, no Grantor shall acquire any Investment Property or Partnership/LLC Interests that (i) by its terms expressly provides that it is a Security governed by Article 8 of the UCC (unless certificated and pledged and delivered to the Collateral Agent pursuant to the terms hereof), (ii) is an Investment Company Security, (iii) if there is then an Event of Default, is held in a Securities Account that is not subject to a control agreement in favor of the Collateral Agent or (iv) constitutes a Security (unless deposited into a Securities Account subject to a control agreement in favor of the Collateral Agent).

SECTION 4.11    Equipment

. Except as permitted by the Loan Agreement, the Grantors will maintain each item of Equipment in good working order and condition (reasonable wear and tear, casualty, condemnation and obsolescence excepted).

SECTION 4.12    Further Assurances

. Upon the request of the Collateral Agent and at the sole expense of the Grantors, each Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the assignment of any material Contractual Obligation, (ii) with respect to Government Contracts, assignment agreements and notices of assignment, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by any Grantors party to such Government Contract in compliance with any applicable laws, and (iii) all applications, certificates, instruments, registration statements, and all other documents and papers the Collateral Agent may reasonably request and as may be required by law in connection with the obtaining of any consent, approval, registration, qualification, or authorization of any Person deemed necessary or appropriate for the effective exercise of any rights under this Agreement.

ARTICLE 5
    REMEDIAL PROVISIONS

SECTION 5.1    General Remedies

. If an Event of Default shall occur and be continuing, the Collateral Agent, subject to the approval of the Required Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent permitted by applicable law), may in such circumstances, subject to the approval of the Required Lenders and in accordance with any applicable Laws, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may, subject to the approval of the Required Lenders, forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent may disclaim any warranties in connection with any sale or other disposition of the Collateral, including, without limitation, any warranties of title, possession, quiet enjoyment and the like. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request during the existence of an Event of Default, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Lender arising out of the exercise by it of any rights hereunder except to the extent any such claims, damages, or demands result solely from the gross negligence or willful misconduct of the Collateral Agent. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition, except for the sale or disposition of the Equity Interests of OpCo for which at least thirty (30) days’ prior notice shall be given. Effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent is hereby granted a non-exclusive license or other right to use, without charge, each Grantor’s labels, Patents, Copyrights, rights of use of any name, trade secrets, tradenames, Trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the Collateral Agent’s benefit.

SECTION 5.2    Specific Remedies.

(a)    The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts, under the Collateral Agent’s direction and control; provided that, the Collateral Agent may curtail or terminate such authority at any time after the occurrence and during the continuance of an Event of Default.

(b)    Upon the occurrence and during the continuance of an Event of Default:

(i)    the Collateral Agent may, upon notice to the Grantors, communicate with Account Debtors of any Account subject to a Security Interest and upon the request of the Collateral Agent, each Grantor shall notify (such notice to be in form and substance satisfactory to the Collateral Agent) its Account Debtors and parties to the material Contractual Obligations subject to a Security Interest that such Accounts and material Contractual Obligations have been assigned to the Collateral Agent, for the ratable benefit of the Lenders and the Collateral Agent;

(ii)    if requested by the Collateral Agent, each Grantor shall forward to the Collateral Agent, on the last Business Day of each week, deposit slips related to all cash, money, checks or any other similar items of payment received by such Grantors during such week, and copies of such checks or any other similar items of payment, together with a statement showing the application of all payments on the Collateral during such week and a collection report with regard thereto, in form and substance satisfactory to the Collateral Agent;

(iii)    whenever any Grantor shall receive any cash, money, checks or any other similar items of payment relating to any Collateral (including any Proceeds of any Collateral), subject to the terms of any Permitted Liens, such Grantor agrees that it will, within one (1) Business Day of such receipt, deposit all such items of payment into the Collateral Account or in a Deposit Account at a Controlled Depositary, if any, until such Grantor shall deposit such cash, money, checks or any other similar items of payment in the Collateral Account or in a Deposit Account at a Controlled Depositary, if any, such Grantor shall hold such cash, money, checks or any other similar items of payment in trust for the Collateral Agent and the Lenders and as property of the Collateral Agent and the Lenders, and the Collateral Agent shall have the right to transfer or direct the transfer of the balance of each Deposit Account to the Collateral Account. All such Collateral and Proceeds of Collateral received by the Collateral Agent hereunder shall be held by the Collateral Agent in the Collateral Account as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.3;

(iv)    the Collateral Agent shall have the right to receive any and all cash dividends, payments or distributions made in respect of any Investment Property or Partnership/LLC Interests or other Proceeds paid in respect of any Investment Property or Partnership/LLC Interests, and any or all of any Investment Property or Partnership/LLC Interests shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such Investment Property or Partnership/LLC Interests at any meeting of shareholders, partners or members of the relevant Issuers and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property or Partnership/LLC Interests as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property or Partnership/LLC Interests upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate, partnership or company structure of any Issuer or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property or Partnership/LLC Interests, and in connection therewith, the right to deposit and deliver any and all of the Investment Property or Partnership/LLC Interests with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it; but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and the Collateral Agent and the Lenders shall not be responsible for any failure to do so or delay in so doing. In furtherance thereof, each Grantor hereby authorizes and instructs each Issuer with respect to any Collateral consisting of Investment Property or Partnership/LLC Interests to (i) comply with any instruction received by it from the Collateral Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying following receipt of such notice and prior to notice that such Event of Default is no longer continuing, and (ii) except as otherwise expressly permitted hereby, pay any dividends, distributions or other payments with respect to any Investment Property or Partnership/LLC Interests directly to the Collateral Agent; and

(v)    subject to the approval of the Required Lenders, the Collateral Agent shall be entitled to (but shall not be required to): (A) proceed to perform any and all obligations of the applicable Grantor under any material Contractual Obligation and exercise all rights of such Grantor thereunder as fully as such Grantor itself could, (B) do all other acts which the Collateral Agent may deem necessary or proper to protect its Security Interest granted hereunder, provided such acts are not inconsistent with or in violation of the terms of the Loan Agreement, of the other Loan Documents or any applicable Laws, and (C) sell, assign or otherwise transfer any material Contractual Obligation in accordance with the Loan Agreement, the other Loan Documents and any applicable Laws, subject, however, to the prior approval of each other party to such material Contractual Obligation, to the extent required under the material Contractual Obligation.

(c)    Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.2(b), each Grantor shall be permitted to receive all cash dividends, payments or other distributions made in respect of any Investment Property and Partnership/LLC Interests, to the extent permitted in the Loan Agreement and the other Loan Documents, and to exercise all voting and other corporate, company and partnership rights with respect to any Investment Property and Partnership/LLC Interests; provided that, no vote shall be cast or other corporate, company and partnership right exercised or other action taken which, in the Collateral Agent’s reasonable judgment, would reasonably be expected to have a Material Adverse Effect or which would result in a Default or Event of Default under any provision of the Loan Agreement, this Agreement or any other Loan Document.

(d)    Upon the occurrence and during the continuance of an Event of Default, all rights of Grantors to exercise or refrain from exercising the voting rights attributable to the Investment Property or Partnership/LLC Interests or any part thereof shall, upon notice from the Required Lenders, cease, and Collateral Agent and its successors and assigns shall have the right to exercise, or refrain from exercising, such rights.

(e)    Upon the occurrence and during the continuance of any Event of Default, all rights of Grantors to receive and retain cash dividends and other distributions upon the Investment Property or Equity Interests pursuant to subsection (c) above shall cease and shall thereupon be vested in the Collateral Agent, and each Grantor shall promptly deliver, or shall cause to be promptly delivered, all such cash dividends and other distributions with respect to the Investment Property or Equity Interests to the Collateral Agent (together with all necessary endorsements and negotiable documents or instruments so distributed) to be held by it hereunder or, at the option of the Required Lenders, to be applied to the Obligations. Pending delivery to the Collateral Agent of such property, each Grantor shall keep such property segregated from its other property and shall be deemed to hold the same in trust for the benefit of the Collateral Agent and the Lenders.

(f)    Grantors recognize that Collateral Agent may be unable to effect a public sale of the Investment Property or Partnership/LLC Interests by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state law, and may be otherwise delayed or adversely affected in effecting any sale by reason of present or future restrictions thereon imposed by Governmental Authorities, and that as a consequence of such prohibitions and restrictions Collateral Agent may be compelled (i) to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Investment Property or Partnership/LLC Interests for their own account, for investment and not with a view to the distribution or resale thereof, or (ii) to seek regulatory approval of any proposed sale or sales, or (iii) to limit the amount of Investment Property or Partnership/LLC Interests sold to any Person or group. Grantors agree and acknowledge that private sales so made may be at prices and upon terms less favorable to Grantors than if such Investment Property or Partnership/LLC Interests was sold either at public sales or at private sales not subject to other regulatory restrictions, and that Collateral Agent has no obligation to delay the sale of any of the Investment Property or Partnership/LLC Interests for the period of time necessary to permit the issuer of any Investment Property or Partnership/LLC Interests to register or otherwise qualify the Investment Property or Partnership/LLC Interests, even if such issuer would agree to register or otherwise qualify such Investment Property or Partnership/LLC Interests for public sale under the Securities Act or applicable state law. Grantors further agree, to the extent permitted by applicable law, that the use of private sales made under the foregoing circumstances to dispose of the Investment Property or Partnership/LLC Interests shall be deemed to be dispositions in a commercially reasonable manner. Grantors hereby acknowledge that a ready market may not exist for the Investment Property or Partnership/LLC Interests if they are not traded on a national securities exchange or quoted on an automated quotation system and agrees and acknowledges that in such event the Investment Property or Partnership/LLC Interests may be sold for an amount less than a pro rata share of the fair market value of the issuer’s assets minus its liabilities.

SECTION 5.3    Application of Proceeds

. If an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may, subject to the approval of the Required Lenders, apply all or any part of the Collateral or any Proceeds of the Collateral in payment in whole or in part of the Obligations (after deducting all reasonable and documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent hereunder, including, without limitation, reasonable and documented attorneys’ fees and out-of-pocket disbursements) in accordance with the Loan Agreement. Only after (i) the payment by the Collateral Agent of any other amount required by any provision of applicable law, including, without limitation, Section 9-610 and Section 9-615 of the UCC and (ii) the payment in full of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and termination of the Loan Agreement in accordance with its terms, shall the Collateral Agent account for the surplus, if any, to any Grantor, or to whomever may be lawfully entitled to receive the same (if such Person is not a Grantor).

SECTION 5.4    Waiver, Deficiency

. Each Grantor hereby waives, to the extent permitted by any applicable Laws, all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable Laws in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and out-of-pocket disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

ARTICLE 6
    THE COLLATERAL AGENT

SECTION 6.1    Collateral Agent’s Appointment as Attorney-In-Fact.

(a)    Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following upon the occurrence and during the continuation of an Event of Default:

(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or material Contractual Obligation subject to a Security Interest or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or material Contractual Obligation subject to a Security Interest or with respect to any other Collateral whenever payable;

(ii)    in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

(iii)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)    to vote for a shareholder resolution, to sign and endorse any assignments, proxies, stock powers, verifications, notices and other documents relating to the Investment Property or Partnership/LLC Interests, to sign an instrument in writing sanctioning the transfer of any or all of the Investment Property or Partnership/LLC Interests into the name of the Collateral Agent or one or more of the holders of the Obligations or into the name of any transferee to whom the Investment Property or Partnership/LLC Interests or any part thereof may be sold pursuant to Article 5 hereof;

(v)    to exchange any of the Investment Property or Partnership/LLC Interests or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Investment Property or Partnership/LLC Interests with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Collateral Agent may reasonably deem appropriate;

(vi)    execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(vii)    (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any Agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)    If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement in accordance with the provisions of Section 6.1(a); provided that promptly after the taking of any such action the Collateral Agent shall use commercially reasonable efforts to notify such Grantor thereof; provided, further, that the failure of the Collateral Agent to so notify such Grantor shall not affect the rights of the Collateral Agent in any manner whatsoever.

(c)    The reasonable expenses of the Collateral Agent or any Lender (including reasonable and documented attorneys’ fees and out-of-pocket expenses) incurred in connection with actions taken pursuant to the terms of this Agreement, shall be payable by such Grantor to the Collateral Agent or such Lender on demand.

(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof in accordance with Section 6.1(a). All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

SECTION 6.2    Duty of Collateral Agent With Respect to the Collateral

. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Lenders hereunder are solely to protect the Collateral Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Lender to exercise any such powers. The Collateral Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 6.3    Authority of the Collateral Agent

. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Lenders, be governed by the Loan Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE 7
    MISCELLANEOUS

SECTION 7.1    Amendments in Writing

. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in a writing executed by the parties hereto.

SECTION 7.2    Notices

. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected and effective in the manner provided for in Section 10.3 of the Loan Agreement.

SECTION 7.3    No Waiver by Course of Conduct; Cumulative Remedies

. Neither the Collateral Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising on the part of the Collateral Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 7.4    Enforcement Expenses; Indemnification

(a)    The Grantors, jointly and severally, shall pay all out-of-pocket expenses incurred by the Collateral Agent and each Lender to the extent any Borrower would be required to do so pursuant to Section 10.4(a) of the Loan Agreement.

(b)    The Grantors, jointly and severally, shall indemnify and hold harmless each Indemnitee to the extent any Borrower would be required to do so pursuant to Section 10.4(b) of the Loan Agreement.

(c)    To the fullest extent permitted by applicable law, each Grantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any Agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby.

(d)    Notwithstanding the termination of this Agreement, the indemnities to which the Collateral Agent and the Lenders are entitled under the provisions of this Section 7.4 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Collateral Agent and the Lenders against events arising after termination of this Agreement as well as before.

(e)    All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 7.5    Set-Off

. Upon the occurrence and during the continuation of an Event of Default, in addition to all other rights and remedies that may then be available to any Lender, each such Lender is hereby authorized at any time and from time to time, without prior notice to such Grantor (any such notice being expressly waived by each Grantor) to setoff and apply any and all indebtedness at any time owing by such Lender to or for the credit or the account of any Grantor against all amounts which may be owed to such Lender by such Grantor in connection with this Agreement or any other Loan Document.

SECTION 7.6    Successors and Assigns

. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Grantor (and shall bind all Persons who become bound as a Grantor to this Agreement), the Collateral Agent and the Lenders and their respective successors and assigns; provided that no party hereto may assign, transfer or delegate any of its rights or obligations under this Agreement except as provided in the Loan Agreement.

SECTION 7.7    Signatures; Counterparts

. Facsimile transmissions or other electronic transmissions of any executed original document and/or retransmission of any executed facsimile transmission or other electronic transmissions shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions or other electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 7.8    Severability

. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 7.9    Section Heading

s. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 7.10    Integration

. This Agreement, together with the exhibits and schedules hereto and the other Loan Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Loan Documents supersede all prior agreements and understandings between the parties with respect to such subject matter. In the event of any direct conflict between this Agreement and the Loan Agreement, the provisions of the Loan Agreement shall govern, it being agreed that treatment of Collateral matters that is more specific in this Agreement than in the Loan Agreement shall not be deemed a direct conflict.

SECTION 7.11    GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; VENUE.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NORTH CAROLINA. THE PROVISIONS SET FORTH IN SECTIONS 10.11 (b) – (d) OF THE LOAN AGREEMENT RELATING TO SUBMISSION TO JURISDICTION, WAIVER OF JURY TRIAL AND VENUE ARE HEREBY INCORPORATED BY REFERENCE HEREIN, MUTATIS MUTANDIS.

SECTION 7.12    Acknowledgements.

(a)    Each Grantor hereby acknowledges that:

(i)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(ii)    it has received a copy of the Loan Agreement and has reviewed and understands the same;

(iii)    neither the Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iv)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Lenders or among the Grantors and the Lenders.

(b)    Each Issuer party to this Agreement acknowledges receipt of a copy of this Agreement and agrees to be bound hereby and to comply with the terms hereof insofar as such terms are applicable to it. Each Issuer agrees to provide such notices to the Collateral Agent as may be necessary to give full effect to the provisions of this Agreement.

(c)    Each Issuer of Investment Property or Partnership/LLC Interests party to this Agreement hereby acknowledges, consents and agrees to the grant of the Security Interest in such Investment Property or Partnership/LLC Interests (as applicable) by the applicable Grantor pursuant to this Agreement, together with all rights accompanying such Security Interest as provided by this Agreement and applicable law and the exercise of remedies in connection with such Security Interest, in each case notwithstanding any anti-assignment provisions in any by-laws, operating agreement, limited partnership agreement or similar organizational or governance documents of such Issuer.

SECTION 7.13    Additional Grantors

. Each Subsidiary of the Borrowers that is required to become a party to this Agreement pursuant to Section 6.13 of the Loan Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a joinder agreement (accompanied by a supplement to the Schedules to this Agreement, if appropriate) in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 7.14    Releases.

(a)    At such time as the Obligations shall have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), as evidenced by the Collateral Agent’s written confirmation, and the Loan Agreement shall have terminated in accordance with its terms, (i) the Collateral shall automatically be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent, the Lenders and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors, (ii) the Grantors are hereby authorized to file UCC termination statements in such jurisdictions as Grantors determine to terminate any and all UCC financing statements naming any Grantor as debtor filed by or on behalf of Collateral Agent or any Lender and (iii) the Grantors are hereby authorized to file termination statements in respect of any security agreement with respect to registered Patents, Trademarks and/or Copyrights has been filed with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be. At the request and sole expense of the Grantor following any such termination, the Collateral Agent shall promptly deliver to any Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such termination statements, releases and other documents as such Grantor shall reasonably request to evidence such termination.

(b)    If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Loan Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all termination statements, releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. In the event that all the Equity Interests of any Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Loan Agreement, then, at the request of the Borrowers and at the expense of such Grantor, such Grantor shall be released from its obligations hereunder; provided that the Borrowers shall have delivered to the Collateral Agent, at least five (5) Business Days (or such shorter period as may be agreed by the Collateral Agent) prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrowers stating that such transaction is in compliance with the Loan Agreement and the other Loan Documents.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

GRANTORS:

GUERRILLA RF, INC.

By: /s/ John Berg

Name: John Berg

Title: Chief Financial Officer

GUERRILLA RF OPERATING CORPORATION

By: /s/ John Berg

Name: John Berg

Title: Chief Financial Officer

COLLATERAL AGENT:

SALEM INVESTMENT PARTNERS V, LIMITED PARTNERSHIP, in its capacity as Collateral Agent

By: SIP V Management LLC, its general partner

By: /s/ Kevin Jessup

Name: Kevin Jessup

Title: Manager